Exhibit 99.1

Media Contacts	Investor Relations
Michael Doherty	Robert Dougherty
Covad Communications	Covad Communications
408-952-7431	408-434-2130
mdoherty@covad.com	investorrelations@covad.com
Covad Communications Group Reports
Second Quarter 2006 Results
Company exceeds Adjusted EBITDA and cash guidance;
continues to execute on growth opportunities
San Jose, Calif. (July, 26 2006) – Covad Communications Group, Inc. (AMEX: DVW), a leading national provider of integrated voice and data communications, posted best-ever figures for quarterly revenue and surpassed its guidance for Adjusted EBITDA (“A-EBITDA”). For the second quarter of 2006 Covad reported net revenues of $118.5 million, A-EBITDA of $25.6 million and net income of $12.5 million, or $0.04 per share. A-EBITDA and net income for the second quarter of 2006 include a $19.5 million benefit from a one-time tax adjustment.
Charles Hoffman, Covad president and chief executive officer, said: “In the second quarter we grew revenues and effectively managed costs across our business. We continue to successfully focus on providing high-margin, high-value solutions to direct business customers.”
“We also made significant strides towards ensuring our future success with several growth opportunities. Our build-out of what will be the nation’s largest next-generation network is well underway and will enable us to meet the ongoing telecommunications needs of our customers with unique product offerings such as higher-speed broadband, line-powered voice access and other next-generation communications services. We also solidified our position as an innovative leader in the wireless broadband space. As always, we continued to focus on providing an excellent customer experience, growing our business and improving profitability.”
Summary of Financial Results
•	Net revenues for the second quarter of 2006 totaled $118.5 million, an increase of 0.6 percent from the $117.8 million reported for the first quarter of 2006, and an increase of 8.0 percent from the $109.7 million reported for the second quarter of 2005. Second quarter of 2006 includes a full quarter of revenues for Covad’s wireless business. Net revenues for the first quarter of 2006 include $1.7 million from a software license agreement.

•	Broadband and VoIP subscription revenues for the second quarter of 2006 totaled $102.9 million, an increase of 1.9 percent from the $101.0 million reported for the first quarter of 2006, and an increase of 10.1 percent from the $93.5 million reported for the second quarter of 2005. Refer to the Selected Financial Data below, including Note 3, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.

•	Wholesale subscribers for the second quarter of 2006 contributed $78.9 million of net revenues, or 66.6 percent, as compared to $81.1 million, or 68.9 percent, for the first quarter of 2006, and $78.1 million, or 71.1 percent, for the second quarter of 2005. Direct subscribers for the second quarter of 2006 contributed $39.6 million of net revenues, or 33.4 percent, as compared to $36.7 million, or 31.1 percent, for the first quarter of 2006, and $31.6 million, or 28.9 percent, for the second quarter of 2005.

•	Business subscribers for the second quarter of 2006 contributed $90.5 million of net revenues, or 76.4 percent, as compared to $87.5 million, or 74.3 percent, for the first quarter of 2006, and $81.5 million, or 74.3 percent, for the second quarter of 2005. Consumer subscribers for the second quarter of 2006 contributed $28.0 million of net revenues, or 23.6 percent, as compared to $30.3 million, or 25.7 percent, for the first quarter of 2006, and $28.2 million, or 25.7 percent, for the second quarter of 2005.

•	Income from operations for the second quarter of 2006 totaled $14.1 million, an improvement of $23.1 million from the $9.0 million loss reported for the first quarter of 2006, and an improvement of $39.7 million from the $25.6 million loss reported for the second quarter of 2005. As stated above, second quarter of 2006 results include a $19.5 million benefit from a one-time tax adjustment.

•	Adjusted earnings before interest, taxes, depreciation and amortization, or A-EBITDA, for the second quarter of 2006 totaled $25.6 million, an improvement of $22.8 million from the $2.8 million A-EBITDA reported for the first quarter of 2006, and an improvement of $33.6 million from the $8.0 million EBITDA loss reported for the second quarter of 2005. The second quarter of 2006 includes the benefit of a one-time tax adjustment that contributed approximately $19.5 million to Covad’s A-EBITDA. This adjustment stems from a ruling the IRS made in the second quarter of 2006 in which it will stop collecting the federal excise tax for certain classes of telecommunications services. Covad had accrued for this tax from 2000 until early 2004. Covad did not pass this tax onto its customers; consequently it charged the expense to its operations. The ruling enables Covad to release this accrual as the ruling resolved uncertainty around the applicability of the tax to certain telecommunication services. In addition, A-EBITDA for the second quarter of 2006 includes a $2.1 million benefit from an employment related tax adjustment. A-EBITDA for the first quarter of 2006 includes a $1.7 million benefit from a software license agreement. Refer to the Selected Financial Data below, including Note 2, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.

•	Net income for the second quarter of 2006 totaled $12.5 million, or $0.04 per share, an improvement of $21.8 million from the $9.3 million net loss, or $0.03 loss per share, reported for the first quarter of 2006 and an improvement of $28.9 million from the $16.4 million net loss, or $0.06 loss per share, reported for the second quarter of 2005. As stated above, second quarter of 2006 results include a $19.5 million benefit from a one-time tax adjustment. First quarter of 2006 includes a $1.7 million benefit from a software license agreement. Included in net loss for the second quarter of 2005 is a $9.4 million net gain from the sale of part of Covad’s investment in ACCA Networks Co. Ltd, a Japanese broadband provider. Excluding these items, net loss for second quarter of 2006, first quarter of 2006 and second quarter of 2005 would have been $7.0 million, $11.0 million and $25.8 million, respectively.

•	Cash, cash equivalents and short-term investment balances, including restricted cash and investments, at the end of the second quarter of 2006 totaled $95.3 million, a decrease of $45.0 million when compared to the balance of $140.3 million at the end of the first quarter of 2006. Included in the total net cash usage for the second quarter of 2006 are (i) a $33.6 million payment related to the redemption of Covad’s secured collateralized customer deposit with AT&T, (ii) $11.6 million of expenditures related to the build-out of Covad’s LPVA platform, which are being funded with the proceeds from the strategic agreement with EarthLink, and (iii) a $6.1 million inflow from Covad’s line of credit. Excluding these transactions, Covad’s cash usage for the second quarter of 2006 was $5.9 million.
“As we execute our growth and operational strategy we continue to see improving financial results.” said Christopher Dunn, Covad’s chief financial officer. “The action we have taken over the past few quarters to improve our balance sheet, execute towards profitability and invest in our next-generation network capabilities puts Covad in an excellent position for the future.”
Operating Statistics
•	Broadband lines in service at the end of the second quarter of 2006 were approximately 548,000, a 1.1 percent decrease from the second quarter of 2005. While total broadband lines in service decreased by 1.6 percent from the first quarter of 2006, business broadband lines in service increased by 3,600, or 1.5 percent, to 238,100. VoIP business customers at the end of the second quarter of 2006 were 1,343, a 1.1 percent increase from the first quarter of 2006 and a 54.4 percent increase from the second quarter of 2005. VoIP stations at the end of the second quarter of 2006 were approximately 44,000, a 2.8 percent increase from the first quarter of 2006 and a 46.9 percent increase from the second quarter of 2005. The customer and stations counts reflect an exit in the second quarter of 2006 from the Wholesale VoIP business where the company transitioned service for 170 Wholesale VoIP customers comprising 3,257 stations. Covad expects direct VoIP business customer growth to continue at previous quarter levels.

•	Broadband lines in service at the end of the second quarter of 2006 were approximately 469,900, or 85.8 percent, wholesale and 78,100, or 14.2 percent, direct, as compared to approximately 478,400, or 85.9 percent, wholesale and 78,500, or 14.1 percent, direct at the end of the first quarter of 2006, and approximately 472,800, or 85.3 percent, wholesale and 81,600, or 14.7 percent, direct at the end of the second quarter of 2005.

•	Broadband lines in service at the end of the second quarter of 2006 were approximately 309,900, or 56.6 percent, consumer and 238,100, or 43.4 percent, business, as compared to approximately 322,400, or 57.9 percent, consumer and 234,500, or 42.1 percent, business at the end of the first quarter of 2006, and approximately 324,700, or 58.6 percent, consumer and 229,700, or 41.4 percent, business at the end of the second quarter of 2005.

•	Weighted average revenue per user, or ARPU, for broadband lines in service for the second quarter of 2006 was $56 per month, same as the first quarter of 2006, and up from $55 for the second quarter of 2005. VoIP ARPU, excluding resellers, was $1,668 per month for the second quarter of 2006, down from $1,900 for the first quarter of 2006, and down from $1,698 for the second quarter of 2005.

•	Net customer disconnections, or churn, for broadband lines averaged approximately 3.0 percent in the second quarter of 2006, up from 2.9 percent for the first quarter of 2006, and down from 3.2 percent for the second quarter of 2005.
Business Outlook for Q3-06 and Full-Year 2006:
For the third quarter of 2006, Covad expects:
•	Net revenues in the range of $119.0 – $122.0 million.

•	A-EBITDA in the range of $5.0 — $8.0 million, excluding LPVA project operating expenses of approximately $3.5 million

•	Net loss in the range of $8.8 – $13.0 million.

•	Net usage of cash, cash equivalents and short-term investments, including restricted cash and investments in the range of $(2.0) — $(5.0), excluding LPVA project cash usage of $(15.0) — $(20.0).
For the Full-Year 2006, Covad expects:
•	Net revenues in the range of $475.0 — $485.0 million as previously stated at the May 30, 2006 Analyst and Investor Day hosted by Covad in New York City.

•	A-EBITDA in the range of $44.0 — $50.0 million, excluding LPVA project operating expenses of approximately $7.0 million. A-EBITDA includes the benefit of the aforementioned one-time tax adjustment that contributed approximately $19.5 million to A-EBITDA.

•	Net loss in the range of $9.5 to $19.5 million
Conference Call Information
Covad will conduct a conference call to discuss these financial results on Wednesday, July 26, 2006 at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). The conference call will be webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at http://www.covad.com/companyinfo/investorrelations. Investors and press may also listen by telephone to the call by dialing (800) 218-0204. Participants are advised to call in 10 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. EST on August 2, 2006 by dialing (800) 405-2236 and reference pass code 11066574.

About Covad
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, broadband wireless, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward-looking statements include the company’s expected revenue, net loss, A-EBITDA, net usage of cash, cash equivalents and short term investments, including restricted cash and investments, and our ability to meet the telecommunications needs of our customers with high-speed broadband, line-powered voice access and other advanced services. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control, that could cause actual results to differ materially from such statements. These risk factors include our ability to rapidly expand and deploy new services and improve our existing services, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)

Condensed Consolidated Balance Sheet Data	As of	As of	As of
	Jun 30, 2006	Mar 31, 2006	Dec 31, 2005
Cash, cash equivalents, and short-term investments	$55,877	$84,985	$96,501
Restricted cash and cash equivalents	39,428	55,310	5,503
Accounts receivable, net	34,010	29,729	28,074
All other current assets	11,148	12,669	10,971
Property and equipment, net	78,487	70,035	71,663
Collocation fees and other intangible assets, net	25,353	26,314	20,715
Goodwill	50,020	50,020	36,626
Deferred costs of service activation	24,763	24,534	25,456
Deferred debt issuance costs, net	4,683	4,470	3,223
All other long-term assets	2,254	1,848	1,849

Total assets	$326,023	$359,914	$300,581

Total current liabilities	$96,720	$142,367	$133,217
Long-term debt	165,000	166,014	125,000
Collateralized and other long-term customer deposits	4,464	7,585	16,912
Unearned revenues	41,533	42,074	43,758
Other long-term liabilities	2,117	2,460	1,863
Total stockholders’ equity (deficit)	16,189	(586)	(20,169)

Total liabilities and stockholders’ equity (deficit)	$326,023	$359,914	$300,581

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)

Condensed Consolidated Statements of Operations Data	Three Months Ended			Six Months Ended
	Jun 30, 2006	Mar 31, 2006	Jun 30, 2005	Jun 30, 2006	Jun 30, 2005
Revenues, net	$118,535	$117,751	$109,741	$236,286	$217,459

Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	80,802	79,937	76,240	160,739	148,989
Benefit from transaction tax adjustment	(19,455)	—	—	(19,455)	—
Selling, general and administrative	31,889	34,965	41,492	66,854	83,866
Depreciation and amortization of property and equipment	8,080	8,648	12,909	16,728	26,694
Amortization of collocation fees and other intangible assets	2,636	2,400	4,717	5,036	10,081
Provision for restructuring and post-employment benefits	511	763	—	1,274	—

Total operating expenses	104,463	126,713	135,358	231,176	269,630

Income (loss) from operations	14,072	(8,962)	(25,617)	5,110	(52,171)

Other income (expense)
Gain on deconsolidation of subsidiary	—	—	—	—	53,963
Gain on sale of equity securities	—	—	9,421	—	16,667
Other	(1,599)	(318)	(207)	(1,917)	(488)

Other income (expense), net	(1,599)	(318)	9,214	(1,917)	70,142

Net income (loss)	$12,473	$(9,280)	$(16,403)	$3,193	$17,971

Earnings (loss) per common share:
Basic	$0.04	$(0.03)	$(0.06)	$0.01	$0.07

Diluted	$0.04	$(0.03)	$(0.06)	$0.01	$0.07

Weighted average number of common shares outstanding
Basic	292,993	276,488	263,918	284,791	263,852

Diluted	339,915	276,488	263,918	290,050	309,260

Gross Margin (Note 1)	$37,733	$37,814	$33,501	$75,547	$68,470
% of revenue	31.8%	32.1%	30.5%	32.0%	31.5%

A-EBITDA Calculation (Note 2)	Three Months Ended			Six Months Ended
	Jun 30, 2006	Mar 31, 2006	Jun 30, 2005	Jun 30, 2006	Jun 30, 2005
Net income (loss)	$12,473	$(9,280)	$(16,403)	$3,193	$17,971
Plus: Other income (expense), net	1,599	318	(9,214)	1,917	(70,142)
Depreciation and amortization of property and equipment	8,080	8,648	12,909	16,728	26,694
Amortization of collocation fees and other intangible assets	2,636	2,400	4,717	5,036	10,081
Employee stock-based compensation	837	664	—	1,501	—

A-EBITDA (Note 2)	$25,625	$2,750	$(7,991)	$28,375	$(15,396)

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except key operating data)

Consolidated Revenue Data	Three Months Ended			Six Months Ended
	Jun 30, 2006	Mar 31, 2006	Jun 30, 2005	Jun 30, 2006	Jun 30, 2005
Broadband subscription revenue (Note 3)	$96,753	$94,880	$90,736	$191,633	$179,823
VoIP subscription revenue (Note 3)	6,194	6,124	2,738	12,318	5,169
High-capacity circuit subscription revenue	4,656	4,416	4,511	9,072	8,704

Total subscription revenue	107,603	105,420	97,985	$213,023	$193,696
Financially distressed partners (Note 4)	(50)	72	120	22	(6)
Customer rebates and incentives not subject to deferral (Note 5)	(84)	(77)	(268)	(161)	(316)
Other revenue, net (Note 6)	11,066	12,336	11,904	23,402	24,085

Revenues, net	$118,535	$117,751	$109,741	$236,286	$217,459

Consolidated Cost of Sales Data (exclusive of depreciation and amortization)	Three Months Ended			Six Months Ended
	Jun 30, 2006	Mar 31, 2006	Jun 30, 2005	Jun 30, 2006	Jun 30, 2005
Direct cost of revenue, net (Note 8)	$24,640	$23,545	$20,559	$48,185	$39,714
Other network and product costs (Note 9)	36,707	56,392	55,681	93,099	109,275

Cost of sales (exclusive of depreciation and amortization)	$61,347	$79,937	$76,240	$141,284	$148,989

Key Operating Data	As of
	Jun 30, 2006	Mar 31, 2006	Jun 30, 2005
End of Period Lines (EOP)
Company
Business	238,130	234,516	229,747
Consumer	309,859	322,434	324,652

Total Company	547,989	556,950	554,399

Wholesale
Business	173,183	171,855	169,559
Consumer	296,741	306,576	303,239

Total Wholesale	469,924	478,431	472,798

Direct
Business	64,947	62,661	60,188
Consumer	13,118	15,858	21,413

Total Direct	78,065	78,519	81,601

Direct VoIP
Customers	1,343	1,328	870
Stations	43,968	42,787	29,922

Average Revenue per User (ARPU)

Company
Business	$100	$99	$97
Consumer	$24	$25	$26

Total Company	$56	$56	$55

Wholesale
Business	$83	$82	$80
Consumer	$24	$24	$25

Total Wholesale	$45	$45	$45

Direct
Business	$145	$146	$145
Consumer	$34	$34	$32

Total Direct	$125	$122	$114

Direct VoIP
Customers (excluding resellers)	$1,668	$1,900	$1,698
Stations	$49	$49	$35

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Business Outlook
A-EBITDA Calculation (Note 2)

	Q3-2006			Full Year-2006
	Projected Range of Results			Projected Range of Results
Net loss	$(13,000)		$(8,800)	$(19,500)		$(9,500)
Plus: Other income (expense), net	2,200		1,900	6,500		5,500
Depreciation and amortization of property and equipment	8,700		8,300	34,000		32,000
Amortization of collocation fees and other intangible assets	2,800		2,300	13,000		12,000
Employee stock-based compensation	800		800	3,000		3,000

A-EBITDA (Note 2)	1,500		4,500	36,000		43,000
LPVA project operating expenses	3,500		3,500	7,000		7,000

A-EBITDA (Note 2), excluding LPVA project operating expenses	$5,000	to	$8,000	$44,000	to	$50,000

Notes to Unaudited Selected Financial Data
1.	Gross margin is calculated by subtracting cost of sales (exclusive of depreciation and amortization) from revenues, net.

2.	Management believes that Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“A-EBITDA”), defined as net loss excluding (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets, (iii) other income (expense), net, and (iv) employee stock-based compensation expense, is a useful measure because it provides additional information about the company’s ability to meet future capital expenditures and working capital requirements and fund continued growth. Management also uses this measure to evaluate the performance of its business segments and as a factor in its employee bonus program. A-EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. A-EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. A-EBITDA generally excludes the effect of capital costs.

3.	Broadband and VoIP subscription revenue is defined as billings for recurring broadband and VoIP services provided during the period. Broadband and VoIP subscription revenue excludes charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services, and high-capacity circuits and other adjustments. In addition, Broadband and VoIP subscription revenue includes bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes broadband and VoIP subscription revenue is a useful measure for investors as it represents a key indicator of the growth of the company’s core business. Management uses broadband and VoIP subscription revenue to evaluate the performance of its business segments.

4.	When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, there may be significant timing differences between the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 104 deferrals (refer to Note 7 below for a discussion of SAB 104), FUSF billed to our customers and other revenues not subject to SAB 104 deferral because they do not relate to an on-going customer relationship or performance of future services.

7.	In accordance with SAB 104, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 to 48 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 to 48 months.

8.	Direct costs of revenue, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband and VoIP services to our customers. Direct costs of revenue, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.

9.	Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with equipment maintenance, central offices’ (COs) cost, installation costs paid to others, the internal installation services group, and federal universal service fund tax.